Exhibit 99.1

For additional information, contact:

Graymark Healthcare, Inc.

Stanton Nelson

405-601-5300

or

Halliburton Investor Relations

Jeff Elliott or Chase Zavoina

972-458-8000

Graymark Healthcare adds Steven L. List to Board of Directors

Oklahoma City, OK – January 5, 2010 – Graymark Healthcare, Inc. (NASDAQ: GRMH) today announced the addition of Steven L. List to its Board of Directors.

Steven L. List is presently providing business consulting services to a variety of mid-size companies. He was previously the Senior Vice President and CFO for Mattress Giant Corporation, a Managing Director of Crossroads, LLC and a Senior Manager for KPMG. Mr. List earned his BBA from the University of Oklahoma and is a CPA.

“Mr. List is an exceptional addition to our board of directors. His deep and varied financial background, with both private and public companies, will greatly benefit Graymark. He brings strong public company leadership experience to the Board,” said Stanton Nelson the Chairman and CEO of Graymark Healthcare. “Steven’s skills will help us refine our financial and operational strategies as we continue to grow the sleep medicine business”, Nelson continued.

About Graymark Healthcare, Inc.

Graymark Healthcare Inc. is a diversified healthcare services company that conducts business in two operating segments, SDC Holdings and ApothecaryRx. Our first operating segment, SDC Holdings, is one of the largest providers of care management solutions to the sleep disorder market based on number of independent sleep care centers and hospital sleep diagnostic programs operated in the United States. We provide a comprehensive diagnosis, treatment and disease management solution for patients suffering from sleep disorders. Our second operating segment, ApothecaryRx, operates independent retail pharmacy stores selling prescription drugs, over-the-counter, or OTC, drugs and an assortment of general merchandise.

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.